Ex.5
                                  LEGAL OPINION

                               The Law Offices of
                         Hamilton, Lehrer & Dargan P.A.
                      555 South Federal Highway, Suite 270
                            Boca Raton, Florida 33432
                                 (561) 416-8956
                            ------------------------
                            Facsimile:(561) 416-2855

July 31, 2001

Board of Directors
ArchivalCD, Inc.

Re:   Shares to be Registered on Form SB-2 (the "Shares")

Gentlemen:

We have acted as counsel for ArchivalCD, Inc., a Delaware corporation (the
"Company"), and certain of its shareholders (the "Selling Shareholders") in connection with the registration of the Shares described in the prospectus of the Company dated July 31, 2001 (the "Prospectus"), contained in the
Registration Statement on Form SB-2 of the Company.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a)   Articles of Incorporation of the Company, as amended to date;
(b)   By-laws of the Company, as amended to date;
(c)   Certificates from the Secretary of State of the State of Delaware, dated as of a recent date, stating that the Company is duly incorporated and in good standing in the State of Delaware; and
(d)   the Company's Registration Statement and all exhibits thereto.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photo static copies.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration
Statement.

The authorized capital stock of the Company consists of 100,000,000 shares of
Common Stock, with a par value of $.0001 per share, of which there are
17,341,537 shares outstanding. The Company is authorized to issue 10,000,000 shares of Preferred Stock, with a par value of $.0001 per share.

Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock
(including the Shares), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), are duly and validly issued, fully paid and non-assessable. The shareholders of the
Company have no preemptive rights with respect to the Common Stock of the
Company.

I hereby consent to the firm's name, Hamilton, Lehrer & Dargan, and of the reference to the opinion and of the use of this opinion as an exhibit to the prospectus and the Registration Statement and as contained in the Registration
Statement itself, specifically Item 13. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations hereunder.

Very truly yours,

 /s/ Brenda Hamilton
 Brenda Hamilton,Esq.
 For the Firm